Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS SECOND QUARTER

2007 FINANCIAL RESULTS

Company on track to deliver development objectives within spending plan for year

Columbia, MD., August 9, 2007: CELSION CORPORATION (AMEX: CLN) today announced financial results for its second quarter ended June 30, 2007. The Company reported net income of $44.2 million, or $4.10 per share, compared to a net loss of $3.7 million, or $0.35 per share, for the second quarter of 2006. Excluding income from discontinued operations, primarily attributable to a gain on the sale of the Company’s Prolieve® assets to Boston Scientific Corporation, the Company recorded a loss from continuing operations of $4.6 million compared to a loss of $2.9 million for the second quarter of 2006. The increased loss was the result of clinical trial costs related to filing the primary liver cancer pivotal protocol through the FDA’s Special Protocol Assessment process, drug manufacturing costs, start up costs associated with the confirmatory ThermoDox Phase I study and recruiting and relocation costs.

For the six months ended June 30, 2007 the Company reported net income of $41.9 million, or $3.89 per share, compared to a net loss of $5.5 million, or $0.51 per share, in the comparable period in 2006. Excluding income from discontinued operations the Company recorded a loss from continuing operations for the six months ended June 30, 2007 of $7.9 million, or $0.73 per share, compared to a loss of $4.7 million, or $0.44 per share, for the six months ended June 30, 2006.

Mr. Michael H. Tardugno, Celsion’s Chief Executive Officer, commented, “During this quarter we delivered against several key milestones, including the sale of our Prolieve assets and returning to compliance with the AMEX listing requirements, which will enable us to further sharpen our focus on the development of ThermoDox®. We have a strong balance sheet with significant positive shareholders equity and sufficient financial assets to execute our current programs while bridging us to the next payment from Boston Scientific in June 2008. We have also made progress on our clinical programs and remain optimistic that we will treat the first patient in our pivotal Phase III primary liver cancer study before the end of this year.”

The Company is holding a shareholders’ conference call on Friday, August 10, 2007, at 11:00 A.M. Eastern Standard Time. To participate in the call, interested parties can dial 877-604-2080 (U.S. & Canada) or 706-902-1383 (International), Conference ID # 12566976. Please register ten minutes before the call is scheduled to begin.

The call will be archived for replay from August 10, 2007 at 2:00 P.M. until Friday, August 17, 2007. The replay can be accessed by calling 800-642-1687 (U.S. & Canada) or 706-645-9291 (International), Conference ID: # 12566976. The call will also be available on the Company’s website, www.celsion.com, for 90 days after 2:00 P.M. on Friday, August 10, 2007.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Expenses
Research & development	$1,408	$2,349	$3,084	$4,120
General and administrative	1,118	1,671	2,262	2,965

Total Operating Expenses	2,526	4,020	5,346	7,085

Loss from Operations	2,526	4,020	5,346	7,085
Other Income/(Expense)
(Loss)/Gain on sale of Celsion (Canada) Ltd	(134)	—	1,012	—
Interest income/(expense)	(84)	(197)	(129)	(364)
Other income/(expense)	(195)	(416)	(259)	(416)

(Loss) from continuing operations	(2,939)	(4,633)	(4,722)	(7,865)
Income/(Loss) from discontinued operations	(785)	49,121	(784)	49,722

Net loss	$(3,724)	$48,847	$(5,506)	$41,857

Net loss per common share (basic and diluted)	$(0.35)	$4.10	$(0.51)	$3.89

Weighted average shares outstanding (‘000’s)	10,733,156	10,773,023	10,730,193	10,760,019

Celsion Corporation

Consolidated Condensed Balance Sheets

(in thousands)

	December 31,	June 30,
	2006	2007
	(Audited)	(Unaudited)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$9,033	15,364
Accounts receivable	1,904	1,032
Due from Boston Scientific Corporation	—	15,001
Inventory	2,831	—
Prepaid expenses	430	332
Escrow account - license fee	1,825	—

Total current assets	16,023	31,729
Property and equipment, net	515	330
Notes and loans receivable	1,565	1,340
Due from Boston Scientific Corporation- Non Current	—	15,000
Other assets	727	1,031

Total assets	$18,830	49,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,136	2,562
Accrued expenses	1,301	7,726
Deferred income	571	—

Total current liabilities	4,008	10,288
Loans Payable – principal and accrued interest	16,278	—
Deferred revenue	1,809	—
Other liabilities	35	35

Total liabilities	22,130	10,323

Stockholders’ equity (deficit)
Common stock	108	107
Additional paid-in capital	87,179	87,629
Accumulated deficit	(90,487)	(48,630)

Total stockholders’ equity (deficit)	(3,200)	39,107

Total liabilities and stockholders’ equity (deficit)	$18,930	49,430